                                                                    Exhibit 10.1

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                          SECURITIES PURCHASE AGREEMENT



                                     BETWEEN



                            LYONDELL CHEMICAL COMPANY

                                       AND

                     OCCIDENTAL CHEMICAL HOLDING CORPORATION



                                  July 8, 2002

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

                                TABLE OF CONTENTS

                                                                               Page
SECTION 1 SALE OF SECURITIES; PURCHASE PRICE.................................     1
       1.1    Sale of Securities on Closing Date.............................     1
       1.2    Purchase Price.................................................     2
       1.3    Contingent Payment Amount......................................     2

SECTION 2 CLOSING DATE, PAYMENT AND DELIVERY.................................     2
       2.1    Closing Date...................................................     2
       2.2    Payment and Delivery...........................................     2
       2.3    Agreements to be Entered Into at Closing.......................     3
       2.4    Payments of Cash and Delivery of Certificates..................     3

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................     3
       3.1    Organization, Good Standing and Power..........................     3
       3.2    Authorization and Validity of Agreements.......................     3
       3.3    Lack of Conflicts..............................................     4
       3.4    Certain Fees...................................................     4
       3.5    SEC Reports; Financial Statements..............................     4
       3.6    Absence of Certain Changes.....................................     5
       3.7    Capitalization.................................................     5
       3.8    Issuance of the Company Securities.............................     6
       3.9    Undisclosed Liabilities........................................     6
       3.10   No Defaults....................................................     6
       3.11   Use of Proceeds................................................     6
       3.12   Exemption from Section 203.....................................     6
       3.13   Financial Condition............................................     7

SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................     7
       4.1    Organization, Good Standing and Power..........................     7
       4.2    Authorization and Validity of Agreements.......................     7
       4.3    Lack of Conflicts..............................................     8
       4.4    Certain Fees...................................................     8
       4.5    Information Supplied for Proxy Statement.......................     8
       4.6    Investment.....................................................     8
       4.7    Investigation; No General Solicitation.........................     9
       4.8    Sophistication and Financial Condition of Stockholder..........     9
       4.9    Status of the Company Securities...............................     9
       4.10   No Ownership of the Company Securities.........................     9
       4.11   Governmental Consents..........................................    10

SECTION 5 ADDITIONAL AGREEMENTS..............................................    10
       5.1    Conduct of the Company Business Pending the Closing Date.......    10
       5.2    Further Actions................................................    11

       5.3    Notifications................................................................    12
       5.4    The Company Proxy Statement; Stockholders' Meeting; Effectiveness of
              Amendment....................................................................    12
       5.5    No Inconsistent Action.......................................................    12
       5.6    Listing of Shares of Original Common Stock...................................    12
       5.7    Reservation of Shares........................................................    13
       5.8    Alternate Cash Consideration.................................................    13

SECTION 6 CONDITIONS TO CLOSING............................................................    14
       6.1    Conditions Precedent to Obligations of the Parties...........................    14
       6.2    Conditions Precedent to Obligations of the Company...........................    15
       6.3    Conditions Precedent to Obligations of the Purchaser.........................    15

SECTION 7 TERMINATION AND WAIVER...........................................................    16
       7.1    General......................................................................    16
       7.2    Effect of Termination........................................................    17

SECTION 8 SURVIVAL AND INDEMNIFICATION.....................................................    17
       8.1    Survival.....................................................................    17
       8.2    Indemnification by the Purchaser.............................................    18
       8.3    Indemnification by the Company...............................................    18
       8.4    Mitigation; Limitation on Consequential, Punitive and Exemplary Damages......    19
       8.5    Procedures...................................................................    19
       8.6    Termination of Indemnification...............................................    19

SECTION 9 MISCELLANEOUS....................................................................    20
       9.1    Successors and Assigns.......................................................    20
       9.2    Benefits of Agreement Restricted to Parties..................................    20
       9.3    Notices......................................................................    20
       9.4    Severability.................................................................    22
       9.5    Press Releases...............................................................    22
       9.6    Confidentiality Agreement....................................................    22
       9.7    Entire Agreement.............................................................    23
       9.8    Construction.................................................................    23
       9.9    Counterparts.................................................................    23
       9.10   Governing Law................................................................    23
       9.11   Transaction Costs............................................................    23
       9.12   Amendment....................................................................    23
       9.13   Jurisdiction; Consent to Service of Process; Waiver..........................    24
       9.14   Waiver of Jury Trial.........................................................    24
       9.15   Further Assurances...........................................................    24

APPENDIX

Appendix A        Definitions

SCHEDULES

Schedule 3        Exceptions to Representations and Warranties of the Company
Schedule 4        Exceptions to Representations and Warranties of Occidental
Schedule 6.2(e)   Company Consents
Schedule 6.3(d)   Occidental Consents

EXHIBITS

Exhibit A         Form of Warrant
Exhibit B         Form of Stockholders Agreement
Exhibit C         Form of Registration Rights Agreement
Exhibit D         Form of Amendment to Restated Certificate of Incorporation

                          SECURITIES PURCHASE AGREEMENT

      This Securities Purchase Agreement (this "Agreement"), dated as of July 8, 2002, is entered into by and between Lyondell Chemical Company, a Delaware corporation (the "Company"), and Occidental Chemical Holding Corporation, a California corporation (the "Purchaser").

      Definitions of capitalized terms used in this Agreement are set forth in Appendix A.

                                    RECITALS

      WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and deliver to the Purchaser, upon the terms and conditions set forth herein, the Company Securities;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants of the Parties set forth herein, it is hereby agreed as follows:

                                    SECTION 1
                       SALE OF SECURITIES; PURCHASE PRICE

   1.1 Sale of Securities on Closing Date.

      (a) At Closing, the Company shall issue and sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Company,
   (i) such number of shares of Series B Common Stock as shall be determined in accordance with Section 1.1(b) and (ii) 5,000,000 Warrants substantially in the form of Warrant set forth in Exhibit A. Each such Warrant shall entitle the holder to purchase one share of Original Common Stock (subject to the Company's Net Payment Right set forth therein) at an exercise price of $25.00 per share.

      (b) The number of shares of Series B Common Stock shall be determined as follows (rounded to the nearest whole share); if the 20-Day Average Price of Original Common Stock at the time of Closing:

          (i) is greater than or equal to $17.10, the number of shares shall be 30 million.

          (ii) is less than $17.10 and greater than $15.10, the number of shares shall be

          32 million - (2 million x (20-Day Average Price - $15.10) );
                                     -----------------------------
                                        ($17.10 - $15.10)

          (iii) is less than or equal to $15.10 and greater than or equal to $14.10, the number of shares shall be 32 million;

                (iv) is less than $14.10 and greater than $13.10, the number of shares shall be

         34 million - (2 million x (20-Day Average Price - $13.10) );or
                                    -----------------------------
                                        ($14.10 - $13.10)

                (v) is less than or equal to $13.10, the number of shares shall be 34 million.

     1.2 Purchase Price. In consideration for the Company Securities to be issued and sold on the Closing Date pursuant to Section 1.1 and the right to receive a Contingent Payment Amount as described in Section 1.3, the Purchaser shall pay to the Company on the Closing Date $440,000,000.

     1.3 Contingent Payment Amount. The Company shall pay to the Purchaser a contingent payment amount (a "Contingent Payment Amount") with respect to each distribution, excluding distributions of the proceeds from asset sales and sales of equity in the Partnership, by the Partnership to its partners that (i) relates to the period from January 1, 2002 to December 31, 2003 and (ii) is made by the Partnership after the Closing Date but prior to May 1, 2004 (a "Partnership Distribution") in an amount of cash equal to the amount of each such Partnership Distribution paid with respect to 7,375 Units; provided, however, that the Company may, at its sole discretion, instead pay all or any part of such amount by the issuance, assignment, transfer and delivery of such number of shares of its Original Common Stock or Series B Common Stock, at its option, as is equal in value to the portion of the Contingent Payment Amount to be so satisfied with Contingent Shares. Each such share so issued, assigned, transferred and delivered shall be valued for this purpose at the average of the Daily Prices (calculated to the nearest thousandth) for the 20 Business Day period beginning 10 Business Days before the date on which the related Partnership Distribution is made and ending 9 Business Days thereafter. Each Contingent Payment Amount shall be paid 15 Business Days after the Company receives the related Partnership Distribution. Notwithstanding anything above to the contrary, the aggregate value of all Contingent Payment Amounts shall not exceed $35 million; for this purpose, payments made in stock shall be valued as set forth above.

                                    SECTION 2
                       CLOSING DATE, PAYMENT AND DELIVERY

     2.1 Closing Date. The Closing shall take place at the offices of Baker Botts L.L.P., Houston, Texas 77002, at 10:00 a.m. on (i) August 30, 2002, or
(ii) if all conditions set forth in Sections 6.1, 6.2 and 6.3, other than conditions to be satisfied at Closing, have not been satisfied or waived by that date, on the third Business Day after the first day that all of such conditions have been satisfied or waived or (iii) on such other date as may be agreed to in writing by the Parties (the "Closing Date").

     2.2 Payment and Delivery. At the Closing, the Purchaser shall transmit the aggregate purchase price set forth in Section 1.2, and the Company shall issue and deliver to the Purchaser certificates representing the Company Securities to be issued on the Closing Date.

     2.3 Agreements to be Entered Into at Closing. At Closing, (a) the Company, Occidental and the Purchaser shall enter into a stockholders agreement in substantially the form set forth in Exhibit B (as executed and delivered pursuant hereto, the "Stockholder Agreement") and (b) the Company and the Purchaser shall enter into a registration rights agreement in substantially the form set forth in Exhibit C (as executed and delivered pursuant hereto, the "Registration Rights Agreement").

     2.4 Payments of Cash and Delivery of Certificates. Any funds required to be paid hereunder shall be made by wire transfer of immediately available funds to an account designated by the intended recipient of such funds in writing. Any stock certificate required to be delivered hereunder shall be duly registered in the name of the Purchaser and shall bear the appropriate legends as set forth in
Section 4.5 of the Stockholder Agreement.

                                    SECTION 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth on Schedule 3, the Company represents and warrants to the Purchaser that:

     3.1 Organization, Good Standing and Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power and authority to own, lease and operate its assets and to conduct its business as such is now being conducted, (ii) is duly authorized, qualified or licensed to do business as a foreign corporation in, and is in good standing in, each of the jurisdictions in which its right, title or interest in or to any of the assets held by it or the business conducted by it, requires such authorization, qualification or licensing, except where the failure to be so authorized, qualified, licensed or in good standing would not be reasonably likely to have a Company Material Adverse Effect and (iii) has, and in the case of the Related Securities Agreements to be executed by it at the Closing, will have, all requisite corporate power and authority to enter into this Agreement and, as applicable, the Related Securities Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder.

     3.2 Authorization and Validity of Agreements. Assuming the approval of the Company's stockholders referred to in Section 6.2(f):

          (a) The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on its part. This Agreement has been duly and validly executed and delivered by the Company and is its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

          (b) The execution, delivery and performance by the Company of the Related Securities Agreements to which it will be a party and the consummation by it of the transactions contemplated thereby will be, as of the Closing, duly authorized and approved by all necessary corporate action on its part. At the Closing, each of the Related Securities Agreements to which the Company will be a party will be duly and validly executed and delivered by it and will be upon execution and delivery its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

     3.3 Lack of Conflicts. The execution, delivery and, assuming (i) the effectiveness of the Amendment, (ii) satisfaction of the condition in Section 6.2(f) and (iii) receipt of the approval contemplated by Section 5.6 and of the Consents contemplated by Schedule 6.2(d), performance by the Company of this Agreement and the Related Securities Agreements to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby does not and, as of the Closing, will not (w) violate (with or without the giving of notice or the lapse of time or both) any Legal Requirement applicable to it or any of its Subsidiaries, other than those that would not be reasonably likely to have a Company Material Adverse Effect, (x) conflict with, or result in the breach of, any provision of the charter or by-laws or similar governing or organizational documents of it or any of its Subsidiaries, (y) result in the creation of any Encumbrance upon any of its assets, other than those arising under this Agreement or any of the Related Securities Agreements, or those that would not be reasonably likely to have a Company Material Adverse Effect or (z) violate, conflict with or result in the breach or termination of or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which with notice, lapse of time or both, would constitute a default or event of default under the terms of, any contract, indenture, lease, mortgage, Government License or other agreement or instrument to which it or any of its Subsidiaries is a party or by which the properties or businesses of it or any of its Subsidiaries are bound, except for violations, conflicts, breaches, terminations and defaults that would not be reasonably likely to have a Company Material Adverse Effect.

     3.4 Certain Fees. Neither the Company nor any of its Affiliates nor any of its officers, directors or employees, on behalf of it or such Affiliates, has employed any broker or finder or incurred any other liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     3.5 SEC Reports; Financial Statements.

         (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2001 (the "Company SEC Reports"). The Company SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations thereunder, and none of the Company SEC Reports, as of the date it was filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements (including any notes thereto) contained in the Company SEC Reports were prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements) and each fairly presents in all material respects the consolidated (or combined, as applicable) financial position, results of operations and changes in stockholders' equity and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

     3.6 Absence of Certain Changes. Except as described in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2001, (i) the Company and its Affiliates (including, for this purpose, the Partnership) have not incurred any material liabilities or obligations, fixed, contingent, accrued or otherwise, that have had or are reasonably likely to have a Company Material Adverse Effect and (ii) no event, occurrence or other matter has occurred that has or is reasonably likely to have a Company Material Adverse Effect.

     3.7  Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 250,000,000 shares of Original Common Stock, of which 125,844,920 were issued and outstanding as of July 1, 2002, and 80,000,000 shares of preferred stock, $.01 par value per share, no shares of which are issued and outstanding as of the date hereof. As of July 2, the Company had 9,631,767 shares reserved for issuance upon exercise of outstanding options to purchase shares of Original Common Stock and 2,447,922 performance shares have been granted and were outstanding under its benefit plans. Except as described in this Agreement, as of the date of this Agreement, there are no other options, warrants, conversion privileges or other contractual rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company's capital stock. The Company has no outstanding agreements granting registration rights to any Person.

          (b) The Board of Directors at a meeting duly called and held on May 2, 2002, has adopted resolutions that take all necessary action to provide that, under the Company Rights Agreement, (i) Occidental shall not be an "Acquiring Person" so long as Occidental's "Beneficial Ownership" of the Company's "common stock" does not exceed the Occidental Rights Trigger Amount, (ii) no "Stock Acquisition Date" shall occur as a result of the execution, delivery and performance of this Agreement, the Warrant or the Stockholder Agreement in accordance with their terms and (iii) no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement, the Warrant or the Stockholder Agreement. As used in this Section 3.7(b), the terms "Acquiring Person," "Beneficial Ownership," "Distribution Date" and "Stock Acquisition Date" shall have the meaning ascribed to such terms in the Company Rights Agreement and the Company's "common stock" shall include shares of Original Common Stock and Series B Common Stock.

     3.8 Issuance of the Company Securities. Subject to (i) obtaining the approval of its stockholders as contemplated by Section 6.2(f) and (ii) the effectiveness of the Amendment, all corporate action on the part of the Company, its directors and stockholders necessary for the issuance and delivery of the Subject Securities has been taken. Upon the issuance and delivery of the Initial Shares as contemplated by this Agreement, the Initial Shares will be validly issued, fully paid and nonassessable. Upon the issuance and delivery of any Warrant Shares or any Net Payment Shares issued upon exercise of a Warrant in accordance with the terms of the Warrant, such Warrant Shares or Net Payment Shares, as the case may be, will be validly issued, fully paid and nonassessable. Upon the issuance and delivery of the PIK Shares in accordance with the terms of the Series B Common Stock, the PIK Shares will be validly issued, fully paid and nonassessable. Upon the issuance and delivery of Conversion Shares pursuant to the conversion of shares of Series B Common Stock in accordance with the terms of the Series B Common Stock, such Conversion Shares will be validly issued, fully paid and nonassessable. Upon the issuance and delivery of Contingent Shares, such Contingent Shares shall be validly issued, fully paid and nonassessable. Neither the issuance and sale or the issuance and delivery, as applicable, of any of the Subject Securities will give rise to any preemptive rights or rights of first refusal on behalf of any Person. Subject to effectiveness of the Amendment, (i) 42,000,000 shares of Series B Common Stock have been reserved for issuance as Initial Shares, PIK Shares, Contingent Shares or Net Payment Shares and (ii) 42,000,000 shares of Original Common Stock have been reserved for issuance as Warrant Shares, Conversion Shares, Contingent Shares or Net Payment Shares.

     3.9 Undisclosed Liabilities. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that (i) are disclosed in the Company SEC Reports or
(ii) do not or are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     3.10 No Defaults. Neither the Company nor any of its Subsidiaries is, or with the giving of notice or lapse of time or both would be, in violation of or in default under its charter or by-laws or similar governing or organizational documents or any contract, indenture, lease, mortgage, Government License or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them or any of their respective properties is bound, except for violations and defaults that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

     3.11 Use of Proceeds. The Company will use the proceeds received hereunder to satisfy its obligations under the Partner Sub Purchase Agreement.

     3.12 Exemption from Section 203. The Board of Directors, at a meeting duly called and held on May 2, 2002, has adopted resolutions that are still in full force and effect as of the date hereof, exempting this Agreement and the transactions contemplated hereby, from the restrictions on "business combinations" of Section 203 of the Delaware General Corporation Law.

     3.13 Financial Condition. (i) The Company is not in default under Sections 5.11, 5.12, 5.13 and 6.1(g) of its Credit Agreement dated as of July 23, 1998,
(ii) the Company has not defaulted on any obligation to pay principal or interest under its Debt Documents and (iii) the Company is not insolvent nor the subject of a Bankruptcy Proceeding.

                                   SECTION 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          Except as set forth on Schedule 4, the Purchaser represents and warrants to the Company that:

     4.1 Organization, Good Standing and Power. The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its assets and to conduct its business as such is now being conducted, (ii) is duly authorized, qualified or licensed to do business as a foreign corporation in, and is in good standing in, each of the jurisdictions in which its right, title or interest in or to any of the assets held by it or the business conducted by it, requires such authorization, qualification or licensing, except where the failure to be so authorized, qualified, licensed or in good standing would not be reasonably likely to have an Occidental Material Adverse Effect and (iii) has, and in the case of the Related Securities Agreements to be executed by it at the Closing, will have, all requisite corporate power and authority to enter into this Agreement and, as applicable, the Related Securities Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder.

     4.2  Authorization and Validity of Agreements.

          (a) The execution, delivery and performance by the Purchaser of this Agreement and the consummation by each Occidental Party of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate or similar action on their part. This Agreement has been duly and validly executed and delivered by the Purchaser and is its legal, valid and binding obligation, enforceable against the Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

          (b) The execution, delivery and performance by each Occidental Party of the Related Securities Agreements to which it will be a party and the consummation by it of the transactions contemplated thereby will be, as of the Closing, duly authorized and approved by all necessary corporate action on its part. At the Closing, each of the Related Securities Agreements to which an Occidental Party will be a party will be duly and validly executed and delivered by each Occidental Party and will be upon execution and delivery its legal, valid and binding obligation, enforceable against each Occidental Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

     4.3 Lack of Conflicts. The execution, delivery and, assuming receipt of the Consents contemplated by Schedule 6.3(d), performance by the Purchaser of this Agreement and by each Occidental Party of the Related Securities Agreements to which it is or will be a party and the consummation by each such Occidental Party of the transactions contemplated hereby and thereby does not (i) violate (with or without the giving of notice or the lapse of time or both) any Legal Requirement applicable to it or any of its Subsidiaries, other than those that would not be reasonably likely to have an Occidental Material Adverse Effect,
(ii) conflict with, or result in the breach of, any provision of the charter or by-laws or similar governing or organizational documents of such Occidental Party or any of its Subsidiaries, (iii) result in the creation of any Encumbrance upon any of its assets, other than those arising under this Agreement or any of the Related Securities Agreements, or those that would not be reasonably likely to have an Occidental Material Adverse Effect or (iv) violate, conflict with or result in the breach or termination of or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which with notice, lapse of time or both, would constitute a default or event of default under the terms of, any contract, indenture, lease, mortgage, Government License or other agreement or instrument to which it or any of its Subsidiaries is a party or by which the properties or businesses of it or any of its Subsidiaries are bound, except for violations, conflicts, breaches, terminations and defaults that would not be reasonably likely to have an Occidental Material Adverse Effect.

     4.4 Certain Fees. No Occidental Party nor any Affiliates of any Occidental Party nor any of its officers, directors or employees, on behalf of any Occidental Party or such Affiliates, has employed any broker or finder or incurred any other liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     4.5 Information Supplied for Proxy Statement. None of the information supplied or to be supplied by Occidental or its Affiliates in writing specifically for inclusion in the Proxy Statement to be filed with the SEC by the Company in connection with the Company stockholder meeting to be held in connection with this Agreement will, at the date mailed to the Company's stockholders, or (except to the extent amended or supplemented as described in the next sentence) at the time of such meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the time of such meeting, any event with respect to Occidental, or with respect to other information supplied by Occidental in writing specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Occidental will promptly notify the Company of such event.

     4.6 Investment. The Purchaser acknowledges and agrees that the Subject Securities will be subject to the Stockholder Agreement and, among other things, will bear the legends specified therein. The Purchaser is acquiring the Subject Securities for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable law, and has not offered or sold any portion of the Subject Securities to be acquired by it. The Purchaser acknowledges and understands that investment in the Subject Securities is subject to a high degree of risk and that it must bear the economic risk of its investment for an indefinite period of time because the Subject Securities must be held indefinitely (i) until subsequently registered under the Securities Act and applicable state and other securities laws or (ii) unless an exemption from registration is available which depends upon, among other things, the bona fide nature of the Purchaser's investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser understands that any transfer agent of the Company will be issued stop transfer instructions with respect to the Subject Securities unless such transfer is subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available. The Purchaser was not organized for the purpose of acquiring the Subject Securities.

     4.7 Investigation; No General Solicitation. The Purchaser has received a copy of the Company SEC Reports. The Purchaser has had a reasonable opportunity to ask questions relating to and otherwise discuss the terms and conditions of the offering and the other information set forth in the Company SEC Reports and this Agreement and the Company's business, management and financial affairs with the Company's management and other parties, and the Purchaser has received satisfactory responses to its inquiries. To the extent necessary, the Purchaser has retained, at the expense of the Purchaser, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and its purchase of the Subject Securities hereunder. The Purchaser has relied only on its own independent investigation and on the Company's representations and warranties in this Agreement and the Related Securities Agreements before deciding to acquire the Subject Securities.

     4.8 Sophistication and Financial Condition of Stockholder. The Purchaser is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters or its professional advisors have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Subject Securities and to evaluate the merits and risks of its investment and protect its own interest in connection with the acquisition of a Subject Security. The Purchaser is able to bear the economic risk of this investment regarding the Company, is able to hold the Subject Securities indefinitely and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur.

     4.9 Status of the Company Securities. The Purchaser has been informed by the Company that the Subject Securities have not been and will not be registered under the Securities Act or under any state securities laws, including Section 25102(f) of the California Corporations Code, except as specifically provided in the Registration Rights Agreement, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. The Purchaser acknowledges that any certificate representing Subject Securities will bear the legend or legends specified by Section 4.5 of the Stockholder Agreement.

     4.10 No Ownership of the Company Securities. Neither Occidental nor any of its Affiliates beneficially owns any shares of capital stock of the Company nor any securities convertible into or otherwise exercisable to acquire capital stock of the Company, except insofar as this Agreement shall be deemed to confer any such ownership.

     4.11 Governmental Consents. Except as may be required under the HSR Act and such filings as may be required to be made with the SEC, or under state securities or blue sky laws, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement, the acquisition of the Restricted Securities, or the consummation of any other transaction contemplated hereby.

                                    SECTION 5
                              ADDITIONAL AGREEMENTS

     5.1 Conduct of the Company Business Pending the Closing Date. The Company agrees that, except as required or specifically contemplated by this Agreement or otherwise consented to or approved in writing by the Purchaser, during the period commencing on the date hereof and ending on the Closing Date, it shall and shall cause its Affiliates to:

          (a) use commercially reasonable efforts to conduct its or their operations in all material respects only in the usual, regular and ordinary manner consistent with past practice, except for such matters, that individually and in the aggregate, do not, and are not reasonably likely to, have a Company Material Adverse Effect;

          (b) not (i) issue any shares of capital stock of the Company, except
     (A) pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of this Agreement, (B) pursuant to the exercise of awards granted after the date of this Agreement pursuant to Section 5.1(b)(ii) or (C) pursuant to any acquisition that is permitted under Section 5.1(d) below or (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of capital stock of the Company, except for grants and awards to directors, officers and employees of the Company;

          (c) not sell, lease or otherwise dispose of any of its or their assets (including capital stock of Subsidiaries), with a value, individually or in the aggregate, in excess of $500 million, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business, (iii) sales, leases or other transfers between the Company and its Subsidiaries or between those Subsidiaries or (iv) the sale or other disposition of accounts receivable pursuant to one or more accounts receivable securitization facilities or other arrangements to a similar effect;

          (d) not acquire or agree to acquire by merging or consolidating with or, by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any Person, with a value, individually or in the aggregate, in excess of $500 million;

          (e) with respect to the Company, except for the payment of regular quarterly dividends on the Original Common Stock not to exceed $.225 per share with customary record and payment dates, not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock;

          (f) with respect to the Company, not split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (g) after obtaining Knowledge thereof, give notice to the Purchaser of any claim or litigation (threatened or instituted) or any other event or occurrence which could reasonably be expected to have a Company Material Adverse Effect;

          (h) not take any action that is reasonably likely to result in its representations and warranties in Section 3 hereof, or in any of the Related Securities Agreements, not being true in all material respects as of the Closing Date; and

          (i) not agree, whether in writing or otherwise, to take any action it has agreed pursuant to this Section 5.1 not to take.

     5.2 Further Actions.

          (a) Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to resolve the objections, if any, as may be asserted by any Authority with respect to the transactions contemplated hereby under any antitrust laws or regulations.

          (b) Each Party shall act in good faith and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and under the Related Securities Agreements to be entered into by such Party at Closing, and to confirm that such transactions have been accomplished, including using all commercially reasonable efforts to obtain and effect prior to the Closing Date all Consents and Filings necessary to consummate the transactions contemplated hereby and by the Related Securities Agreements. Each Party shall furnish to the other Parties and their Affiliates such necessary information and assistance as the other may reasonably request in connection with its preparation of any such Filings or other materials required in connection with the foregoing.

          (c) Each Party shall keep the other Parties fully informed from time to time as any such other Party shall reasonably request as to the status of all Consents being sought by such Party pursuant to Section 5.2(b).

          (d) Each Party shall furnish to the other Parties such information, cooperation and assistance as reasonably may be requested in connection with the foregoing.

          (e) Each Party shall negotiate and otherwise act in good faith to complete, execute and deliver the Related Securities Agreements at the Closing and to effect the Closing at the earliest practicable date.

          (f) None of the provisions of this Section 5.2 shall under any circumstances require the Parties or their respective Affiliates to (i) pay any consideration other than legal fees and other customary expenses, (ii) surrender, modify or amend in any respect any contract, lease, mortgage or other agreement or instrument (including this Agreement), (iii) hold separately (in trust or otherwise), divest itself of, or otherwise rearrange the composition of, any of its assets, (iv) agree to any limitations on its freedom of action with respect to future acquisitions of assets or securities or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset or security it now owns or hereafter acquires or (v) agree to any of the foregoing or any other conditions or requirements of any Governmental Authority or other Person, in each case to the extent that doing so would be adverse or burdensome to such Person in any material respect.

     5.3 Notifications. Each Party shall notify the other Parties and keep each of them advised as to (i) any litigation or administrative proceeding that is either pending or, to its Knowledge, threatened against such Party which challenges the transactions contemplated hereby; and (ii) any fact or circumstance of which such Party has Knowledge that indicates that any condition to Closing is reasonably likely not to be satisfied in a timely fashion.

     5.4 The Company Proxy Statement; Stockholders' Meeting; Effectiveness of Amendment. The Company prepared and filed with the SEC the Proxy Statement in preliminary form on June 11, 2002. The Company shall prepare, file with the SEC and mail to its stockholders the definitive Proxy Statement as promptly as practicable. The Company shall (a) cause to be considered at a special meeting of stockholders that shall be held as promptly as practicable after the date hereof and shall be called for the purpose of voting upon an amendment of its Restated Certificate of Incorporation, as heretofore amended, in substantially the form set forth in Exhibit D (as effected, the "Amendment"), and the issuance of the Company Securities as contemplated hereby, (b) subject to the fiduciary obligations of the Board of Directors under applicable law, through its Board of Directors, recommend to its stockholders approval of such matters and not rescind such recommendation, (c) use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date, (d) use commercially reasonable efforts to obtain approval of such matters by its stockholders and (e) upon that approval, take all steps necessary to ensure the effectiveness of the Amendment and return a certified copy thereof from the office of the Secretary of State of Delaware as soon thereafter as practicable.

     5.5 No Inconsistent Action. Neither Party shall take any material action inconsistent with its obligations under this Agreement or which could materially hinder or delay the consummation of the Closing; provided, however, that any action that may be taken in accordance with Section 5.1 shall not be deemed to violate this Section 5.5.

     5.6 Listing of Shares of Original Common Stock. The Company shall promptly prepare and submit to the New York Stock Exchange, Inc. a listing application covering the shares of Original Common Stock issuable in connection with the transactions contemplated hereby and shall use reasonable best efforts to obtain, prior to Closing, approval for the listing of such shares, subject to official notice of issuance.

     5.7 Reservation of Shares. After the Closing, the Company shall, from time to time, reserve such additional shares of Series B Common Stock, Original Common Stock or both, as it deems reasonably necessary to accommodate the issuance of Subject Securities as contemplated by this Agreement or the Related Securities Agreements.

     5.8 Alternate Cash Consideration.

          (a) In the event the Purchaser or its Affiliates become obligated to pay the Alternate Cash Consideration pursuant to Section 6.9(e) of the Partner Sub Purchase Agreement (and the Alternate Cash Consideration is to be based on the value of 5.4 million shares of Original Common Stock), then the Purchaser may, provided that it notifies the Company of its election to do so promptly after such payment obligation arises, pay to the Company

               (i) if the Purchaser or its Affiliates beneficially own, directly or indirectly, 5.4 million or more shares of Common Stock on the date such payment obligation arises, an amount equal to the Sale Proceeds of the first 5.4 million shares of Common Stock sold by the Purchaser or its Affiliates after such date; or

               (ii) if the Purchaser or its Affiliates beneficially own, directly or indirectly, fewer than 5.4 million shares of Common Stock on such date, an amount equal to (x) the Sale Proceeds of all such shares so owned on such date, plus (y) the Sale Proceeds received by the Purchaser or its Affiliates from having sold that number of shares most recently sold by them that is equal to (a) 5.4 million shares, minus (b) the number of shares held by them on such date.

          (b) In lieu of receiving the Alternate Cash Consideration as a result of Sale Proceeds as described in Section 5.8(a), the Company may, by written notice delivered promptly after the obligation to pay the Alternate Cash Consideration arises, elect to receive from the Purchaser,

               (i) if the Purchaser or its Affiliates beneficially own, directly or indirectly, 5.4 million or more shares of Common Stock on the date such cash-payment obligation arises, up to 5.4 million shares of Common Stock, it being understood that if the Company elects to receive less than 5.4 million shares of Common Stock so owned on such date, then the Purchaser shall deliver to the Company (x) such number of shares as the Company elects to receive, plus (y) an amount equal to the Sale Proceeds of the first shares sold by the Purchaser or its Affiliates after such date that is equal in number to (a) 5.4 million, minus (b) the number of shares received by the Company; or

               (ii) if the Purchaser or its Affiliates beneficially own, directly or indirectly, fewer than 5.4 million shares of Common Stock on such date, up to all such shares owned on such date, it being understood that the Purchaser shall deliver to the Company (x) such number of shares as the Company elects to receive, plus (y) an amount equal to the Sale Proceeds of all such shares beneficially owned, directly or indirectly, by the Purchaser on such date after subtracting the number of shares received by the Company, plus (z) the Sale Proceeds received by the Purchaser or its Affiliates from having sold that number of shares most recently sold by them that is equal to (a) 5.4 million shares, minus (b) the number of shares held by them on such date.

          (c) The Purchaser shall make any cash payment described in Section 5.8(a) reasonably promptly after receipt of the Sale Proceeds, or, if the Company has elected to receive all or part of the Make Whole Payment in shares as described in Section 5.8(b), the Purchaser shall deliver those shares (and Sale Proceeds if applicable) reasonably promptly after the Company notifies the Purchaser of the Company's election to receive those shares (and Sale Proceeds if applicable).

          (d) To the extent that this Section 5.8 contemplates that the Purchaser will satisfy its obligation to pay the Company the Make Whole Amount with Sale Proceeds of shares owned, directly or indirectly, on the date of such event, Purchaser or its Affiliates shall sell such shares as promptly as practicable. Any such sales of shares made after the date of such event shall be made in such manner as may be directed by the Company, and the Purchaser and its Affiliates shall cooperate with the Company regarding any such sales in an effort to maximize the Sale Proceeds. The Purchaser or its Affiliates shall provide such documentation as is reasonably required by the Company to support that they have complied with their obligations under this Section 5.8(d).

                                    SECTION 6
                              CONDITIONS TO CLOSING

     6.1 Conditions Precedent to Obligations of the Parties. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) No Injunction, etc. No Legal Requirement of any Authority shall be in effect which materially restrains, enjoins or otherwise prohibits (i) the transactions contemplated hereby; or (ii) the ownership by the Purchaser (including enjoyment of any rights relating thereto) of the Company Securities at and after the Closing; and no Proceeding seeking any such Legal Requirement shall be pending; provided, that before any determination is made to the effect that this condition has not been satisfied, each Party shall use commercially reasonable efforts to have such Legal Requirement lifted, vacated or dismissed.

          (b) HSR Act. The waiting period applicable to the Closing under the HSR Act shall have expired or been terminated without the imposition of any condition or restriction on such expiration or termination.

     6.2 Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement are subject to the satisfaction (or written waiver by the Company) on or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. Notwithstanding any investigation, inspection or evaluation conducted or notice or Knowledge obtained by the Company, all representations and warranties of the Purchaser contained in this Agreement and the Related Securities Agreements that contain qualifications and exceptions relating to materiality or to an Occidental Material Adverse Effect shall be true and correct on and as of the Closing Date, and all other representations and warranties of the Purchaser contained in such agreements shall be true and correct in all material respects as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (b) Performance of Agreements. The Purchaser shall in all material respects have performed and complied with all obligations and agreements contained in this Agreement and each of its Affiliates shall have executed all agreements and documents (including the Related Securities Agreements) to be performed, complied with or executed by it or them on or prior to the Closing Date.

          (c) No Material Adverse Change. After the date of this Agreement, no event, occurrence or other matter shall have occurred that is reasonably likely to have an Occidental Material Adverse Change.

          (d) Third Party Consents. All Consents of any third party listed on
     Schedule 6.2(d) shall have been obtained.

          (e) Officer's Certificate. The Company shall have received a certificate, dated the Closing Date, signed by the President or a Vice President of the Purchaser, to the effect that, to the knowledge of such officer, the conditions specified in the above paragraphs have been fulfilled.

          (f) Stockholder Approval. The stockholders of the Company shall have duly approved the Amendment and the issuance of the Subject Securities.

          (g) Partner Sub Purchase Agreement. The Company is in a position to use the proceeds of the sale of its securities hereunder as contemplated by
     Section 3.11 and all conditions to closing the Partner Sub Purchase Agreement shall have been satisfied or waived or shall be capable of satisfaction not later than two Business Days after the Closing Date.

     6.3 Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement are subject to the satisfaction (or written waiver by the Purchaser) on or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. Notwithstanding any investigation, inspection or evaluation conducted or notice or Knowledge obtained by the Purchaser, all representations and warranties of the Company contained in this Agreement and the Related Securities Agreements that contain qualifications and exceptions relating to materiality or a Company Material Adverse Effect shall be true and correct on and as of the Closing Date, and all other representations and warranties of the Company contained in such agreements shall be true and correct in all material respects as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (b) Performance of Agreements. The Company shall in all material respects have performed and complied with all obligations and agreements contained in this Agreement, and executed all agreements and documents (including the Related Securities Agreements) to be performed, complied with or executed by it on or prior to the Closing Date.

          (c) No Material Adverse Change. After the date of this Agreement, no event, occurrence or other matter shall have occurred that is reasonably likely to have a Company Material Adverse Change.

          (d) Third Party Consents. All Consents of any third party listed on
     Schedule 6.3(d) shall have been obtained.

          (e) Amended Certificate of Incorporation. The Amendment shall have been filed with the Secretary of State of the State of Delaware.

          (f) Officer's Certificate. The Purchaser shall have received a certificate, dated the Closing Date, signed by the President or a Vice President of the Company, to the effect that, to the knowledge of such officer, the conditions specified in the above paragraphs have been fulfilled.

                                   SECTION 7
                             TERMINATION AND WAIVER

     7.1 General. This Agreement may be terminated and the transactions contemplated herein and in the Related Securities Agreements may be abandoned at any time prior to the Closing:

          (a) by the written consent of the Parties;

          (b) by the Company if there has been a material misrepresentation or a breach of an agreement by the Purchaser in this Agreement that (i) if such misrepresentation or breach existed on the Closing Date, would constitute a failure to satisfy any condition to Closing set forth in Section 6.2(a) or 6.2(b) and (ii) has not been cured and cannot reasonably be cured by the earlier of (x) 30 days after all other conditions to Closing have been satisfied and (y) the Termination Date;

          (c) by the Purchaser if there has been a material misrepresentation or a breach of an agreement by the Company in this Agreement that (i) if such misrepresentation or breach existed on the Closing Date, would constitute a failure to satisfy any condition to Closing set forth in Section 6.3(a) or 6.3(b) and (ii) has not been cured and cannot reasonably be cured by the earlier of (x) 30 days after all other conditions to Closing have been satisfied and (y) the Termination Date;

          (d) by the Company or the Purchaser in the event that the Closing does not occur for any reason on or before 90 days after the date hereof, as such 90-day period may be extended for up to an additional 120 days upon request of any Party (the "Termination Date"). The right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Termination Date unless the failure to Close by such date is due to a breach by both of the Parties (in which case the Company or the Purchaser may terminate this Agreement as provided in Sections 7.1(b) or 7.1(c) respectively); or

          (e) by any Party if it becomes impossible to satisfy any condition to that Party's performance set forth in Sections 6.2 or 6.3.

Any right of termination set forth above shall be exercised by written notice from the terminating Party to the other Party.

     7.2 Effect of Termination. In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of any Party, its Subsidiaries or their respective officers or directors; provided, however, that upon any such termination the obligations of the Parties with respect to this Section 7 and Sections 9.6, 9.10, 9.11, 9.13 and 9.14 shall remain in full force and effect; and provided, further, that nothing herein will relieve any Party from liability for damages for any breach of this Agreement.

                                   SECTION 8
                          SURVIVAL AND INDEMNIFICATION

     8.1 Survival.

          (a) The representations and warranties of the Parties contained in this Agreement or in any Related Securities Agreement shall not survive the Closing, except that (i) the representations and warranties contained in
     Section 3.8 shall survive indefinitely, together with any associated right of indemnification pursuant to Section 8.3 and (ii) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3, 4.4,
     4.6, 4.7, 4.8 and 4.10 shall survive two years after the Closing, and shall thereafter terminate, together with any associated right of indemnification pursuant to Section 8.2 or 8.3.

          (b) Except as expressly provided in this Agreement, the covenants and agreements of the Parties contained in this Agreement or in any Related Securities

     Agreement shall not be limited or affected by any investigation undertaken by any Party, and shall survive indefinitely, together with any associated right of indemnification.

     8.2 Indemnification by the Purchaser.

          (a) From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Company Indemnified Parties from, against and in respect of any losses, claims, damages, fines, penalties, assessments by public agencies, settlement, cost or expenses (including reasonable attorneys' fees) and other liabilities (any of the foregoing being a "Loss"), as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

               (i) any breach of any representation or warranty of the Purchaser in this Agreement that survives the Closing; and

               (ii) any breach of any covenant or agreement of the Purchaser in this Agreement.

          (b) Notwithstanding the foregoing, the Purchaser shall not have any liability with respect to breaches of representations and warranties in this Agreement (i) of which the Company has Knowledge as of the Closing Date or (ii) under Section 8.2(a)(i) unless the aggregate of all Losses for which the Purchaser would, but for this Section 8.2(b)(i), be liable exceeds on a cumulative basis an amount equal to 1% of the purchase price paid pursuant to Section 1.2, as adjusted pursuant to the terms thereof, if applicable; provided, however, that after such amount is reached the Purchaser shall be responsible for the full amount of such Loss.

     8.3 Indemnification by the Company.

          (a) From and after the Closing, the Company shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of any Loss, as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

               (i) any breach of any representation or warranty of the Company in this Agreement that survives the Closing; and

               (ii) any breach of any covenant or agreement of the Company in this Agreement.

          (b) Notwithstanding the foregoing, the Company shall not have any liability with respect to breaches of representations and warranties in this Agreement (i) of which the Purchaser has Knowledge as of the Closing Date or (ii) under Section 8.3(a)(i) unless the aggregate of all Losses for which the Company would, but for this Section 8.3(b)(i), be liable exceeds on a cumulative basis an amount equal to 1% of the purchase price paid pursuant to Section 1.2, as adjusted pursuant to the terms thereof, if applicable; provided, however, that after such amount is reached the Company shall be responsible for the full amount of such Loss.

     8.4 Mitigation; Limitation on Consequential, Punitive and Exemplary
     Damages.

          (a) Each of the Parties shall mitigate, and shall cause each of its Affiliates to mitigate, any Loss that such Party or its Affiliates may suffer as a consequence of any matter giving rise to a right to indemnification against any other Party or its Affiliates under Section 8 by taking all actions which a reasonable person would undertake to minimize or alleviate the amount of such Loss and the consequences thereof, as if such Person would be required to suffer the entire amount of such Loss and the consequences thereof by itself, without recourse to any remedy against another Person, including pursuant to any right of indemnification hereunder.

          (b) Notwithstanding any other provision of this Agreement, no Indemnifying Party nor its Affiliates nor their respective agents, employees or representatives shall be liable under Section 8 for consequential, incidental, indirect or punitive damages or lost profits in connection with direct claims by an Indemnified Party (i.e., a claim by an Indemnified Party that does not seek reimbursement for a Third Party Claim paid or payable by the Indemnified Party) with respect to the indemnification obligations under this Agreement unless any such claim arises out of the fraudulent actions of an Indemnifying Party or its Affiliates.

          (c)  The rights provided to each Indemnified Party pursuant to this
     Section 8, as limited by and subject to the provisions of this Section 8, shall be such Indemnified Party's sole remedy for breach of any representation or warranty by or covenant or obligation of any Indemnifying Party under this Agreement or any Related Securities Agreement.

     8.5 Procedures. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall deliver written notice of a claim for indemnification with reasonable promptness to the Indemnifying Party, which notice shall describe in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible and the basis of the Indemnified Party's request for indemnification hereunder; provided that any failure to timely give such notice shall not relieve the Indemnifying Party of any of its obligations under this Section 8.5 except to the extent that such failure prejudices or impairs, in any material respect, any of the rights or obligations of the Indemnifying Party. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, the Indemnified Party may initiate a judicial proceeding in accordance with the conditions set forth in Sections 9.10, 9.13 and 9.14.

     8.6 Termination of Indemnification. The obligations to indemnify and hold harmless any Party shall terminate when the applicable representation or warranty terminates pursuant to the terms of this Agreement; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 8.5 to the Party to be providing the indemnification (which notice shall identify the representation or warranty claimed to have been inaccurate, or the covenant claimed to have been breached, and shall state with reasonable particularity the nature of the asserted inaccuracy or breach).

                                   SECTION 9
                                  MISCELLANEOUS

     9.1 Successors and Assigns. No Party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of all of the other Parties, which consent shall be in the sole and absolute discretion of each such Party. Any purported assignment or delegation without such consent shall be void and ineffective. This Agreement shall be binding upon and inure to the benefit of the successors of each of the Parties.

     9.2 Benefits of Agreement Restricted to Parties. This Agreement is made solely for the benefit of the Parties, and no other Person (including each Party's employees or stockholders) shall have any right, claim or cause of action under or by virtue of this Agreement.

     9.3 Notices. All notices, requests and other communications (collectively, the "Notices") made pursuant to this Agreement shall be in writing and signed and correctly dated by the Party sending such Notice. All Notices shall be delivered personally (by courier or otherwise) or by facsimile to the receiving Party at the applicable address or facsimile number set forth below:

          If to the Company:

                  Lyondell Chemical Company
                  1221 McKinney Street, Suite 700
                  Houston, Texas 77010
                  Attention: Gerald A. O'Brien
                  Telecopy Number: 713-309-7312

                  with a copy to:

                  Baker Botts L.L.P.
                  910 Louisiana Street
                  Houston, Texas 77002
                  Attention: Stephen A. Massad
                  Telecopy Number: 713-229-1522

                  and

                  Lyondell Chemical Company
                  1221 McKinney Street, Suite 700
                  Houston, Texas 77010
                  Attention: General Counsel
                  Telecopy Number: 713-652-4538

          If to the Purchaser:

                Occidental Chemical Holding Corporation
                5005 LBJ Freeway
                Dallas, Texas 75244
                Attention: General Counsel
                Telecopy Number: 972-404-4155

Any Notice delivered personally shall be deemed to have been given on the date it is so delivered, or upon attempted delivery if acceptance of delivery is refused, and any Notice delivered by facsimile shall be deemed to have been given on the first Business Day it is received by the addressee (or, if such Notice is not received during regular business hours of a Business Day, at the beginning of the next such Business Day). The address and facsimile numbers set forth above may be changed by a Party by giving Notice of such change of address or facsimile number in the manner set forth in this Section 9.3.

     9.4 Severability. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect. If the economic and legal substance of the transaction contemplated hereby is affected in any materially adverse manner as to any of the Parties and the Parties cannot agree on a lawful substitute provision, the adversely affected Party shall have the right to terminate this Agreement immediately upon notice to the other Parties.

     9.5 Press Releases. Unless otherwise mutually agreed, no Party shall make or authorize any public release of information regarding the Partnership or any other matters contemplated by, or any provisions or terms of, this Agreement or the Related Securities Agreements except that (a) a press release or press releases in mutually agreed upon form or forms shall be issued by the Parties as promptly as is practicable following the execution of this Agreement, (b) the Parties may, after consultation with each other, communicate with employees, customers, suppliers, stockholders, lenders, lessors, and other particular groups as may be necessary or appropriate and not inconsistent with the prompt consummation of the transactions contemplated by this Agreement and (c) after consultation with the other Parties, any Party may make any release that is required by any Legal Requirement or stock exchange rule or as necessary for the assertion or enforcement of contractual rights.

     9.6 Confidentiality Agreement.

            (a) The Company and Occidental have previously entered into the Confidentiality Agreement relating to the exchange between the Company and Occidental and its Affiliates of certain confidential information related or otherwise pertinent to the transactions contemplated by this Agreement. Nothing in this Agreement shall be construed as impairing or otherwise limiting the obligations assumed pursuant to the Confidentiality Agreement by the parties thereto, except that the choice of law and consent to jurisdiction provisions in the Confidentiality Agreement shall be deemed to be superseded for all purposes by the choice of law and consent to jurisdiction provisions set forth in Sections 9.10, 9.13 and 9.14.

            (b)  In addition to the obligations of each Party set forth in
     Section 9.6(a), the Purchaser, from and after the Closing, with respect to itself and to its Affiliates, agrees and covenants with the Company that it will keep confidential, and cause its and its Affiliates' respective officers, directors, employees and advisors to keep confidential, all information provided after the Closing Date relating to the Company and all information relating to the operations and business of the Company, except, in each case, as required by applicable law or administrative process (to the extent so required) (in which case the Purchaser shall promptly notify the Company and give the Company an opportunity to oppose such disclosure) and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 9.6(b). The covenants set forth in this Section 9.6(b) shall be effective as of Closing Date and shall terminate ten years after the Closing Date.

     9.7 Entire Agreement. This Agreement together with the Related Securities Agreements sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges with and supercedes all prior discussions, agreements and understandings of every kind and nature among them.

     9.8 Construction. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction;
(ii) no consideration shall be given to the fact or presumption that any of the Parties had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) references in this Agreement to Sections, Appendices, Schedules and Exhibits shall be deemed to be references to Sections of, and Appendices, Schedules and Exhibits to, this Agreement unless the context shall otherwise require; (vii) all Appendices, Schedules and Exhibits attached to this Agreement shall be deemed incorporated herein as if set forth in full herein; (viii) the words "hereof", "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ix) references to a Person are also to its permitted successors and permitted assigns; and (x) unless otherwise expressly provided, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

     9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one and the same original document.

     9.10 Governing Law. The laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement without giving effect to any conflicts of law principles.

     9.11 Transaction Costs. Each Party shall be solely responsible for and bear all of its own respective costs, fees and expenses.

     9.12 Amendment. All waivers, modifications, amendments or alterations of this Agreement shall require the written approval of each of the Parties. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     9.13 Jurisdiction; Consent to Service of Process; Waiver. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY OR ANY DISPUTE UNDER, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES SHALL APPOINT THE CORPORATION TRUST COMPANY, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY (THE "AGENT") AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY SUCH COURT IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES SHALL MAINTAIN THE APPOINTMENT OF SUCH AGENT (OR A SUBSTITUTE AGENT) FROM THE DATE HEREOF UNTIL THE EARLIER OF THE CLOSING DATE OR THE TERMINATION OF THIS AGREEMENT AND SATISFACTION OF ALL OBLIGATIONS HEREUNDER. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES. EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS.

     9.14 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING UNDER, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

     9.15 Further Assurances. From time to time, at the request of any other Party, each Party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement. When and if applicable, each Party shall cooperate with the Company and timely comply with requests for information by the Company which the Company may be required to seek pursuant to Temporary Treasury Regulation Section 1.382-2T(k)(3).

     IN WITNESS WHEREOF, this Securities Purchase Agreement has been executed on behalf of each of the Parties by their respective officers thereunto duly authorized, effective as of the date first written above.

                                     LYONDELL CHEMICAL COMPANY


                                     By: /s/ T. Kevin DeNicola
                                        ______________________________________
                                        Name:    T. Kevin DeNicola
                                        Title:   Senior Vice President, Chief
                                                 Financial Officer


                                     OCCIDENTAL CHEMICAL HOLDING CORPORATION


                                     By: /s/ James R. Havert
                                        ______________________________________
                                        Name:  James R. Havert
                                        Title: Vice President and Treasurer

                                   APPENDIX A
                                       TO
                          SECURITIES PURCHASE AGREEMENT

                                   DEFINITIONS

     "20-Day Average Price" shall mean, at any date, the average of the Daily Prices for the 20 consecutive Business Days ending two Business Days before such date.

     "Affiliate" shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that for purposes of this Agreement neither the Partnership nor any entity controlled by it shall be considered an Affiliate of the Company nor of the Purchaser. For purposes of this definition, the term "control" shall have the meaning set forth in 17 CFR 230.405, as in effect on the date hereof.

     "Agent" shall have the meaning set forth in Section 9.13.

     "Agreement" shall mean this Securities Purchase Agreement entered into between the Parties as of the date hereof.

     "Alternate Cash Consideration" shall have the meaning set forth in the Partner Sub Purchase Agreement.

     "Amendment" shall have the meaning set forth in Section 5.4.

     "Authority" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, department or instrumentality thereof, or any court or arbitrator (public or private).

     "Bankruptcy Proceeding" shall mean (i) commencement by the Company's creditors of an action regarding the Company under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law of the United States or any foreign jurisdiction, (ii) commencement by the Company of a proceeding to be adjudicated a voluntary bankrupt, (iii) consent by the Company to the filing of a bankruptcy proceeding initiated against the Company, (iv) failure of the Company to contest a bankruptcy proceeding against it or (v) consent by the Company to the appointment of a receiver, custodian, liquidator or trustee for the Company or for all or any substantial portion of its assets.

     "Board of Directors" shall mean the Board of Directors of the Company.

     "Business Day" shall mean any day on which the New York Stock Exchange, Inc. is open for trading.

     "Calendar Quarter" shall mean any of the following periods or any portion thereof: (i) January 1 through March 31; (ii) April 1 through June 31; (iii) July 1 through September 30; or (iv) October 1 through December 31.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     "Closing Date" shall have the meaning set forth in Section 2.1.

     "Common Stock" shall mean Original Common Stock and Series B Common Stock.

     "Company" shall mean Lyondell Chemical Company, a Delaware corporation.

     "Company Indemnified Parties" shall mean the Company and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives.

     "Company Material Adverse Change" shall mean a material adverse change in the financial condition, results of operations, assets or business of the Company and its Subsidiaries taken as a whole, excluding changes resulting from
(i) economic or political conditions that affect the world or any regional economy generally, (ii) any change in raw materials prices, product prices or industry capacity or (iii) any other matter of industry-wide application that affects the Company and its Subsidiaries taken as a whole and industry participants whose businesses are comparable thereto in a substantially similar way.

     "Company Material Adverse Effect" shall mean any adverse circumstance or consequence that, individually or in the aggregate, has an effect that is material to (i) the financial condition, results of operations, assets or business of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement or the Related Securities Agreements.

     "Company Rights Agreement" shall mean the Rights Agreement dated December 8, 1995 between the Company (formerly known as Lyondell Petrochemical Company) and The Bank of New York, as rights agent.

     "Company SEC Reports" shall have the meaning set forth in Section 3.5.

     "Company Securities" shall mean the Initial Shares and the Warrants.

     "Confidentiality Agreement" shall mean that Confidentiality Agreement entered into as of January 7, 2002 between the Company and Occidental and binding upon such Parties and their Affiliates as set forth therein.

     "Consent" shall mean any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any other Person or any Authority, or any expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to any Party or any party to the Related Securities Agreements in connection with (i) the execution and delivery of this Agreement or any of the Related Securities Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

     "Contingent Payment Amount" shall have the meaning set forth in Section
1.3.

     "Contingent Shares" shall mean shares of Original Common Stock or Series B Common Stock that are issued and delivered to the Purchaser as satisfaction for a Contingent Payment Amount obligation in accordance with Section 1.3.

     "Conversion Share" shall mean any share of Original Common Stock issued upon the conversion of a share of Series B Common Stock in accordance with the terms of the Series B Common Stock.

     "Daily Price" shall mean, on any day, the average (calculated to the nearest thousandth) of the high and low per share sales prices of Original Common Stock on such day for sales conducted regular way, as such high and low per share sales prices are reported on www.nysenet.com or, if not reported thereby, another authoritative source.

     "Debt Documents" shall mean the Company's Credit Agreement dated as of July 23, 1998, as amended heretofore, and the Indentures, dated as of May 17, 1999 and December 4, 2001, among the Company, the guarantors party thereto and The Bank of New York, as trustee.

     "Encumbrance" shall mean any preferential right, lien, charge, encumbrance, security interest, title defect, option or any other restriction or third-party right.

     "Exchange Act" shall mean the Securities Exchange Act of 1934.

     "Exercise Price" shall mean the exercise price of a Warrant, which is $25 for each Warrant exercised, subject to adjustment as provided in the Warrant.

     "Filing" shall mean any filing with any Person or any Authority required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Securities Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

     "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.

     "Government License" shall mean, with respect to any Person, all licenses, permits or franchises issued by any Authority relating to the operation, development, use, maintenance or occupancy of facilities or any other assets of such Person's business to the extent that such licenses, permits or franchises relate principally to the normal operation and conduct of such Person's business.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Parties" shall mean the Purchaser Indemnified Parties and the Company Indemnified Parties.

     "Indemnifying Parties" shall mean the Party against whom indemnity is sought.

     "Initial Shares" shall mean the shares of Series B Common Stock to be issued pursuant to Section 1.1.

     "Knowledge" shall mean with respect to any Party, the actual knowledge of any of its corporate officers.

     "Legal Requirement" shall mean any law, statute, rule, ordinance, decree, regulation, requirement, order, temporary or permanent injunction or judgment of any Authority including the terms of any Government License.

     "Loss" shall have the meaning set forth in Section 8.2(a).

     "Net Payment Right" shall mean the right of the Company, upon exercise of a Warrant, to pay the difference between the Daily Price of the Original Common Stock on the date of such exercise and the Exercise Price in lieu of issuing one share of Original Common Stock for each Warrant exercised, such payment to be in the form of cash, Original Common Stock or Series B Common Stock.

     "Net Payment Shares" shall mean shares of Original Common Stock or Series B Common Stock that are issued by the Company upon exercise of a Warrant in accordance with section 2(b) of the Warrant.

     "Notice" shall have the meaning set forth in Section 9.3.

     "OCC" shall mean Occidental Chemical Corporation, a New York corporation.

     "Occidental" shall mean Occidental Petroleum Corporation, a Delaware corporation.

     "Occidental Material Adverse Change" shall mean a material adverse change in the financial condition, results of operations, assets or business of the Purchaser, excluding changes resulting from (x) economic or political conditions that affect the world or any regional economy generally, (y) any change in raw materials prices, product prices or industry capacity or (z) any other matter of industry-wide application that affects the Purchaser and industry participants whose businesses are comparable thereto in a substantially similar way.

     "Occidental Material Adverse Effect" shall mean any circumstance or consequence that, individually or in the aggregate, has an effect that is material to (i) the financial condition, results of operations, assets or business of the Purchaser or (ii) on the ability of the Purchaser to perform its obligations under this Agreement or of any Occidental Party to perform its obligations under any Related Securities Agreement.

     "Occidental Parent" shall mean OCC and Oxy CH.

     "Occidental Parties" shall mean Occidental and the Purchaser.

     "Occidental Rights Trigger Amount" shall mean the sum without duplication of the following acquired by Occidental or its Affiliates: (i) up to 34 million shares of Series B Common Stock acquired pursuant to Section 1.1(b) and any Conversion Shares, plus (ii) the number of shares of Original Common Stock acquired by Occidental or any of its Affiliates as a result of the exercise of the Warrant or the number of shares of Original Common Stock or Series B Common Stock received by Occidental from the Company in satisfaction of the Company's obligations under the Warrant, plus (iii) the number of shares of Original Common Stock or Series B Common Stock received by Occidental or any of its Affiliates under the terms of Section 1.3 as a result of the Company's satisfaction of its obligations hereunder to pay the Contingent Payment Amount, plus (iv) the number of shares of Series B Common Stock received by Occidental or any of its Affiliates as a result of a dividend declared and paid on the Series B Common Stock that is satisfied by delivering additional shares of Series B Common Stock, plus (v) an aggregate of not more than 320,000 shares of Original Common Stock acquired in the open market in any Calendar Quarter in accordance with Section 2.2(b) of the Stockholder Agreement; provided that such sum will not exceed a number of shares of Original Common Stock and Series B Common Stock in the aggregate that is equal to 40% of all outstanding shares of Original Common Stock and Series B Common Stock in the aggregate at any time.

     "Original Common Stock" shall mean any shares of common stock, par value $1.00 per share, of the Company that are not Series B Common Stock, whether as provided for in the Restated Certificate of Incorporation of the Company, as amended, in effect as of the date of this Agreement or in the Amendment.

     "Oxy CH" shall mean Oxy CH Corporation, a California corporation.

     "Parties" shall mean the Company and the Purchaser.

     "Partnership" shall mean Equistar Chemicals, LP, a Delaware limited partnership.

     "Partnership Agreement" shall mean the partnership agreement of the Partnership.

     "Partnership Distribution" shall have the meaning set forth in Section 1.3.

     "Partner Sub Purchase Agreement" shall mean that certain agreement dated July 8, 2002 by and among the Company, the Purchaser, Oxy CH and OCC.

     "Person" shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization.

     "PIK Shares" shall mean any shares of Series B Common Stock issued at the option of the Company, in lieu of a cash dividend otherwise required to be paid, under the terms of the Series B Common Stock.

     "Proceeding" shall mean any action, suit, claim or legal, administrative or arbitration proceeding or governmental investigation to which any Party or an Affiliate is a party.

     "Proxy Statement" shall mean the Proxy Statement of the Company to be filed with the SEC under the Exchange Act, pursuant to which the Company will seek its stockholders' approval of the Amendment and the issuance of the Company Securities as contemplated hereby.

     "Purchaser" shall mean Occidental Chemical Holding Corporation, a California corporation.

     "Purchaser Indemnified Parties" shall mean the Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives.

     "Registration Rights Agreement" shall have the meaning set forth in Section 2.3.

     "Related Securities Agreements" shall mean the Stockholder Agreement, the Registration Rights Agreement and the Warrant.

     "Sale Proceeds" shall mean the proceeds received from the sale of Common Stock pursuant to Section 5.8, minus all costs, fees and expenses of Occidental or its Affiliates in connection with such sale, including underwriting discounts and commissions and fees and expenses of counsel, but excluding any taxes payable as a result of such sale.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Series B Common Stock" shall mean the shares of Series B common stock, par value $1.00 per share, of the Company to be authorized by the Amendment.

     "Stockholder Agreement" shall mean have the meaning set forth in Section
2.3.

     "Subject Securities" shall mean the Initial Shares, Net Payment Shares, Warrant Shares, PIK Shares, Contingent Shares, Conversion Shares and the Warrants.

     "Subsidiary" shall mean, with respect to any Party, any Person of which such Party, either directly or indirectly, owns 50% or more of the equity or voting interests.

     "Termination Date" shall have the meaning set forth in Section 7.1(d).

     "Units" shall mean units representing interests in the Partnership as defined in the Partnership Agreement.

     "Warrant" shall mean a warrant for the purchase of a share of Original Common Stock.

     "Warrant Shares" shall mean shares of Original Common Stock issued pursuant to the exercise of a Warrant.

                                    SCHEDULES
                                       TO
                          SECURITIES PURCHASE AGREEMENT

3      EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       None.

4      EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       None.

6.2(d) THIRD PARTY CONSENTS - COMPANY

       None.

6.3(d) THIRD PARTY CONSENTS - PURCHASER

       None.

                                       S-1